Exhibit 10.3

RESTRICTED STOCK AGREEMENT

UNDER THE

THE PEOPLES BANCTRUST COMPANY, INC.

2006 KEY EMPLOYEE RESTRICTED STOCK PLAN

THIS AGREEMENT is entered into as of                     , 2006, by and between The Peoples BancTrust Company, Inc. (the “Company”) and Don J. Giardina (the “Award Recipient”).

WHEREAS, the Company maintains The Peoples BancTrust Company, Inc. 2006 Key Employee Restricted Stock Plan (the “Plan”), under which the Board of Directors of the Company (the “Board”) acting through its Compensation Committee (the “Committee”) may award restricted shares of the Company’s common stock, $.10 par value per share (the “Restricted Stock”), to key employees and prospective key employees of the Company or its subsidiaries as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, the Company and Don J. Giardina, as Executive, have entered into an employment agreement dated August 11, 2006 (the “Employment Agreement”) under the terms of which the Company, among other provisions, has agreed to issue 6,000 shares of Restricted Stock under the Plan effective on September 1, 2006, the commencement date of employment;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

I.

AWARD OF SHARES

Under the terms of the Plan, the Company has awarded to the Award Recipient a restricted stock award effective September 1, 2006, of 6,000 shares of Restricted Stock subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement. The definition of all capitalized terms used herein and not otherwise defined herein shall be as provided in the Plan.

II.

AWARD RESTRICTIONS

2.1 The period during which the restrictions imposed on Restricted Stock by this Agreement are in effect is referred to herein as the “Restricted Period.” During the Restricted Period, the Award Recipient shall be entitled to vote the shares. Whenever Restricted Stock shall become vested, the Award Recipient shall also be entitled to receive, with respect to each share of vested Restricted Stock, an amount equal to any cash dividends and number of shares equal to any stock dividends declared and paid to holders of the Company’s common stock during the Restricted Period. Cash and stock dividends declared and paid during the Restricted Period shall be held by the Company in an account with The Peoples Bank and Trust Company. The Restricted Stock and the right to vote the Restricted Stock may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered during the Restricted Period.

2.2 The Restricted Period for the Restricted Stock shall end and the shares of Restricted Stock shall become vested and freely transferable as set forth below:

With respect to 33-1/3% of the shares of Restricted Stock on September 1, 2007;

With respect to an additional 33-1/3% of the shares of Restricted Stock on September 1, 2008; and

With respect to an additional 33-1/3% of the shares of Restricted Stock on September 1, 2009.

2.3 If the employment of the Award Recipient terminates for any reason other than death, disability, or termination without “Cause,” as provided in Section 2.4, any shares of Restricted Stock with respect to which the Restricted Period has not ended will be immediately forfeited.

2.4 To the extent Restricted Stock has not otherwise become vested and freely transferable in accordance with Section 2.2, the Restricted Period shall end and the Restricted Stock will become fully vested and freely transferable by the Award Recipient or his estate (1) upon the death of the Award Recipient (other than by suicide), (2) upon a determination by the Committee that the Award Recipient has become disabled, (3) upon a termination of the Award Recipient without Cause, (4) upon a Change in Control, or (5) upon any other vesting event provided for in the Employment Agreement.

2.5 “Cause” shall have the meaning as defined under paragraph 19(d) of the Employment Agreement.

2.6 “Change in Control” shall have the meaning as defined under paragraph 19(e) of the Employment Agreement.

2.7 The Committee may declare the Restricted Period and shares of Restricted Stock fully vested at any time in its discretion.

2.8 The Restricted Stock shall not be issued until the Company has had an opportunity to satisfy Nasdaq notification requirements and to file a registration statement on Form S-8 with the Securities and Exchange Commission to register the Restricted Stock, which notification and registration the Company will make reasonable efforts to complete and file as soon as administratively practicable after the Award Recipient’s employment commences.

III.

STOCK CERTIFICATES

3.1 Shares of the Restricted Stock shall be issued in book entry form, registered in the name of the Award Recipient and held in a segregated account with the Company’s transfer agent subject to appropriate “stop transfer” instructions. The Award Recipient shall also provide the Company with a stock power executed by the Award Recipient in blank.

3.2 Upon termination of the Restricted Period with respect to the Restricted Stock, the Company shall cause a stock certificate without a restrictive legend covering the Restricted Stock to be issued in the name of the Award Recipient or his nominee within 30 days after the end of the Restricted Period. Upon receipt of such stock certificate, the Award Recipient shall be free to hold or dispose of the shares represented by such certificate, subject to applicable securities laws.

IV.

WITHHOLDING TAXES

4.1 At any time that an Award Recipient is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the issuance of or the lapse of restrictions on Restricted Stock, the participant may, subject to the Committee’s right of disapproval, satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the distribution shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”).

4.2 Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections.

V.

RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or in this Agreement shall confer upon an Award Recipient any right to continue in the employ of the Company or a subsidiary or in any way affect the Company’s or a subsidiary’s right to terminate the Award Recipient’s employment.

VI.

BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the successors, executors, administrators, and heirs of the respective parties.

VII.

INCONSISTENT PROVISIONS

The Restricted Shares granted hereby are subject to the provisions of the Plan as in effect on the date hereof and as it may be amended. In the event any provision of this Agreement conflicts with a provision of the Plan, the Plan provisions shall control.

VIII.

FORCE AND EFFECT

The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

THE PEOPLES BANCTRUST COMPANY, INC.

By:
Name:	Ted M. Henry
Title:	Chairman of the Board

AWARD RECIPIENT

Don J. Giardina